DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS & BUSINESS ADVISORS

February 12, 2015

United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Ladies and Gentlemen:

We were previously the principal accountants for Medicus Homecare Inc. (formerly Overtech Corp.) (the "Company") and, on October 27, 2014, we reported on the financial statements of the Company as of and for the fiscal year ended July 31, 2014. We were effectively dismissed as principal independent accountants of the Company effective November 12, 2014 as a result of their completion of acquisition of Beatmungspflege 24 GmbH (the accounting successor).

Subsequent to November 12, 2014, we reported on the unaudited Pro-forma consolidated financial statements giving effect to the Company's acquisition of the Beatmungspflege 24 GmbH and the Predecessors.

We have read the Company's Current Report on Form 8-K, dated February 12, 2015 regarding the dismissal of our firm as independent accountants for the Company. We agree with the statements contained therein as they pertain to our firm.

Yours truly,

/s/ DMCL

DMCL Chartered Accountants